                                                                    EXHIBIT 2.3



                              CERTIFICATE OF MERGER

                                       OF

                              VMARK SOFTWARE, INC.

                                       AND

                                  UNIDATA, INC.



It is hereby certified that:

1.   The constituent corporations participating in the merger are:

     (i) VMARK Software, Inc., which is incorporated under the laws of the State of Delaware; and

     (ii) Unidata, Inc., which is incorporated under the laws of the State of Colorado.

2. An Agreement and Plan of Merger and Reorganization has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the provisions of Section 252 of the General Corporation Law of the State of Delaware.

3. The surviving corporation in the merger is VMARK Software, Inc., which will continue its existence as said surviving corporation under the name Ardent Software, Inc.

4. The Second Restated Certificate of Incorporation of VMARK Software, Inc., as now in force and effect, shall be the Certificate of Incorporation of said surviving corporation, except that the Second Restated Certificate of Incorporation shall be amended (i) to change the name of the surviving corporation as set forth in the foregoing paragraph and (ii) to delete the first sentence of Article IV and replace it as follows:

               "The total number of shares of stock which the Corporation shall have the authority to issue is 50,000,000, of which 40,000,000 shares shall be Common Stock, $.01 par value, and 10,000,000 shares shall be Preferred Stock, $.01 par value."

5. The executed Agreement and Plan of Merger and Reorganization between the constituent corporations is on file at the principal place of business of the surviving corporation, the address of which is as follows:

               Ardent Software, Inc.

               50 Washington Street
               Westboro, Massachusetts 01581-1021

6. A copy of the Agreement and Plan of Merger and Reorganization will be furnished by the surviving corporation, on request and without cost, to any stockholder of each of the constituent corporations.

7. The authorized capital stock of Unidata, Inc. is 40,000,000 shares of Class A common stock, no par value, 3,000,000 shares of Class B common stock, no par value, and 10,000,000 shares of preferred stock, no par value.

8. This Certificate of Merger shall become effective upon the filing of this certificate.




Dated: As of February 10, 1998.

                                       VMARK SOFTWARE, INC.


                                       By: /s/ Peter Gyenes
                                           President and CEO  (Title)

Attest:


/s/ Richard N. Hoehn




                                       UNIDATA, INC.


                                       By: /s/ David W. Brunel
                                           President and CEO  (Title)
Attest:

/s/ Harold Nussenfeld